Exhibit 99.1

Revlon Reports Second Quarter 2010 Results

NEW YORK--(BUSINESS WIRE)--July 29, 2010--Revlon, Inc. (NYSE: REV) today announced results for the second quarter ended June 30, 2010. Second quarter 2010 results compared to second quarter 2009:

  Net sales of $327.7 million compared to $321.8 million. Excluding unfavorable foreign currency fluctuations of $0.5 million, second quarter 2010 net sales increased 2.0%.
  Operating income of $47.3 million compared to $26.6 million.
  Net income of $16.4 million, or $0.31 per diluted share, compared to $0.2 million, or nil per diluted share.
  Adjusted EBITDA1 of $61.7 million compared to $43.0 million.
  Second quarter 2009 operating income, net income, and Adjusted EBITDA included $18.3 million of restructuring charges.
  Positive free cash flow2 of $5.1 million compared to negative free cash flow of $3.0 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “We continue to execute our business strategy with a keen focus on building our strong brands and further developing our organizational capability globally. In the second quarter of 2010, we delivered improved cash flow and competitive operating margins, while significantly increasing advertising investment to enhance our marketplace competitiveness.”

Mr. Ennis continued, “A key driver of our business is launching innovative, high quality consumer preferred products to the global marketplace. During the quarter, we introduced Revlon Grow Luscious™ mascara, Revlon Just Bitten™ lipstain + balm and Almay One Coat Dial Up mascara. Additionally, during the quarter, we signed one of Hollywood’s hottest stars, Kate Hudson, as the newest global brand ambassador for our Almay® brand.”

Mr. Ennis concluded, “The economic environment remains challenging and we continue to manage our resources carefully, with a focus on the long-term, profitable growth of our brands.”

Second Quarter 2010 Results

Net sales in the second quarter of 2010 were $327.7 million compared to $321.8 million in the second quarter of 2009, an increase of 1.8%. Excluding unfavorable foreign currency fluctuations of $0.5 million, net sales increased by 2.0%. The increase in net sales was driven by higher net sales of Revlon color cosmetics and Revlon ColorSilk, partially offset by lower net sales of Almay color cosmetics and Mitchum anti-perspirant deodorant.

As previously disclosed, effective for periods beginning January 1, 2010, the Company is reporting Canada separately and is reporting South Africa as part of the Europe, Middle East and Africa region. As a result, prior year quarterly and year to date amounts have been reclassified to conform to this presentation. See additional detail at the end of this release.

In the United States, net sales in the second quarter of 2010 were $179.3 million, a decrease of $6.9 million, or 3.7%, compared to $186.2 million in the same period last year. The decrease was primarily driven by lower net sales of Almay color cosmetics due to the cycling of the 2009 launch of Almay Pure Blends, as well as lower net sales of Revlon beauty tools and Mitchum anti-perspirant deodorant, partially offset by higher net sales of Revlon color cosmetics.

In Asia Pacific, net sales in the second quarter of 2010 were $48.7 million, an increase of $3.2 million or 7.0%, compared to $45.5 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales were essentially flat year-over-year. Lower net sales of Revlon color cosmetics in Australia were offset by higher net sales of Revlon color cosmetics throughout the rest of the region.

In Europe, Middle East and Africa, net sales in the second quarter of 2010 were $50.2 million, an increase of $4.6 million or 10.1%, compared to $45.6 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $3.3 million, or 7.2%. The increase was primarily due to higher net sales of Revlon color cosmetics and fragrances in South Africa and higher net sales in certain distributor markets.

In Latin America, net sales in the second quarter of 2010 were $28.7 million, an increase of $1.5 million or 5.5%, compared to $27.2 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations (including the unfavorable impact of the January 2010 devaluation of Venezuela’s local currency relative to the U.S. dollar), net sales in Latin America increased $9.1 million, or 33.5%. The increase was primarily due to higher net sales of Revlon ColorSilk hair color, Revlon color cosmetics and other beauty care products in Venezuela and certain distributor markets. Higher selling prices in Venezuela, reflecting market conditions and inflation, accounted for approximately half of the $9.1 million net sales increase in the region.

In Canada, net sales in the second quarter of 2010 were $20.8 million, an increase of $3.5 million or 20.2%, compared to $17.3 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $1.3 million, or 7.5%. The increase was primarily due to higher net sales of Revlon color cosmetics.

Operating income in the second quarter of 2010 was $47.3 million, compared to $26.6 million in the same period last year. Adjusted EBITDA in the second quarter of 2010 was $61.7 million compared to $43.0 million in the same period last year. Operating income and Adjusted EBITDA in the second quarter of 2009 included $18.3 million of charges related primarily to restructuring actions announced in May 2009. Operating income and Adjusted EBITDA in the second quarter of 2010 benefited from the realization of previously announced restructuring savings associated with the May 2009 organizational restructuring, reduced material costs, lower costs related to sales returns and inventory obsolescence and the benefit of favorable foreign currency fluctuations during the quarter. These improvements were offset by higher advertising spending, consistent with the Company’s strategy to build and support its strong brands. The Company significantly increased media pressure year-over-year, while, at the same time, benefitting from lower advertising rates.

Net income in the second quarter of 2010 was $16.4 million, or $0.31 per diluted share, compared to net income of $0.2 million, or nil per diluted share in the same period last year. Net income in the second quarter of 2009 included $18.3 million of restructuring charges. Additionally, the provision for income taxes in the second quarter of 2010 was $4.8 million as compared to a $0.2 million benefit in the second quarter of 2009, primarily attributable to the favorable resolution of a tax contingency in the U.S. in the second quarter of 2009 and higher taxable income in certain foreign jurisdictions in the second quarter 2010 as compared to the second quarter of 2009.

Net cash provided by operating activities in the second quarter of 2010 was $9.3 million compared to $0.7 million in the same period last year and free cash flow in the second quarter of 2010 was $5.1 million compared to negative free cash flow of $3.0 million in the same period last year.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income/(loss) and in the case of free cash flow to net cash provided by operating activities, their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Six Months Results

Net sales in the first six months of 2010 increased 1.3% to $633.2 million, compared to net sales of $625.1 million in the first six months of 2009. Excluding favorable foreign currency fluctuations of $8.5 million, net sales were essentially flat year–over–year.

In the United States, net sales decreased 4.2% to $361.4 million in the first six months of 2010, compared to net sales of $377.2 million in the first six months of 2009. In Asia Pacific, net sales in the first six months of 2010 were $94.6 million, an increase of $7.5 million or 8.6%, compared to $87.1 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales in Asia Pacific decreased $1.6 million, or 1.8%. In Europe, Middle East and Africa, net sales in the first six months of 2010 were $93.1 million, an increase of $9.2 million or 11.0%, compared to $83.9 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales in Europe, Middle East and Africa increased $1.5 million, or 1.8%. In Latin America, net sales in the first six months of 2010 were $48.7 million, an increase of $2.0 million or 4.3%, compared to $46.7 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations (including the unfavorable impact of the January 2010 devaluation of Venezuela’s local currency relative to the U.S. dollar), net sales in Latin America increased $14.9 million, or 31.9%. In Canada, net sales in the first six months of 2010 were $35.4 million, an increase of $5.2 million or 17.2%, compared to $30.2 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales in Canada increased $0.6 million, or 2.0%.

Operating income was $92.7 million in the first six months of 2010, compared to $58.2 million in the first six months of 2009. Adjusted EBITDA was $122.8 million in the first six months of 2010, compared to $92.1 million in the same period last year. Operating income and Adjusted EBITDA in the first six months of 2009 included $18.8 million of restructuring charges.

Net income in the first six months of 2010 was $18.6 million, or $0.36 per fully diluted share, compared to $12.9 million, or $0.25 per fully diluted share in the first six months of 2009. Net income in the first six months of 2010 included $9.7 million of expenses associated with the March 2010 refinancing of the Company’s credit agreement and a foreign currency loss of $2.8 million related to the re-measurement of Revlon Venezuela’s balance sheet as a result of Venezuela’s currency devaluation. Net income in the first six months of 2009 included $18.8 million of restructuring charges and other, net, and a $7.5 million gain related to the early extinguishment of debt. Additionally, the provision for income taxes in the first six months of 2010 was $9.8 million as compared to a benefit of $2.2 million in the same period last year.

Net cash provided by operating activities in the first six months of 2010 was $40.5 million compared to $18.0 million in the same period last year and free cash flow in the first six months of 2010 was $33.1 million compared to $14.5 million in the same period last year.

Venezuela - Highly-Inflationary Economy and Currency Devaluation

Highly-Inflationary Economy: Effective January 1, 2010, Venezuela was designated as a highly-inflationary economy under U.S. GAAP. As a result, beginning January 1, 2010, the U.S. dollar is the functional currency for the Company’s subsidiary in Venezuela (“Revlon Venezuela”). Through December 31, 2009, currency translation adjustments of Revlon Venezuela’s balance sheet were reflected in shareholders’ equity as part of Other Comprehensive Income; however, subsequent to January 1, 2010 such adjustments are reflected in earnings.

Currency Devaluation: On January 8, 2010, the Venezuelan government announced a devaluation of its local currency (“Bolivars”) relative to the U.S. dollar. In the second quarter of 2010 the devaluation had the impact of reducing reported net sales and operating income by $7.8 million and $2.0 million, respectively. In the first six months of 2010 the devaluation had the impact of reducing reported net sales and operating income by $13.2 million and $3.9 million, respectively. Additionally, to reflect the impact of the currency devaluation, a one-time foreign currency loss of $2.8 million was recorded in January 2010 as a result of the required re-measurement of Revlon Venezuela’s balance sheet. As Venezuela has been designated as a highly-inflationary economy effective January 1, 2010, this foreign currency loss was reflected in earnings for the first quarter of 2010.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) increase our operating profit and cash flow; and (v) improve our capital structure.

Second Quarter 2010 Results and Conference Call

The Company will host a conference call with members of the investment community on July 29, 2010 at 9:30 A.M. EDT to discuss Second Quarter 2010 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, Revlon Colorsilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

1 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;
(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;
(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
(iv) review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;
(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

2 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow to (i) evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: (i) the Company's plans to continue to execute its business strategy with a keen focus on building our strong brands and further developing our organizational capability globally; (ii) the Company's belief that in the second quarter of 2010, it delivered improved cash flow and competitive operating margins, while significantly increasing advertising investment to enhance our marketplace competitiveness; (iii) the Company's belief that a key driver of its business is launching innovative, high quality consumer preferred products to the global marketplace; (iv) the Company's belief that the economic environment remains challenging and the Company's plans to continue to manage its resources carefully, with a focus on the long-term, profitable growth of our brands; and (v) the Company's plans to continue to execute its business strategy: (a) build our strong brands; (b) develop our organizational capability; (c) drive our company to act globally; (d) increase our operating profit and cash flow; and (e) improve our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2009 Annual Report on Form 10-K that we filed with the SEC in February 2010 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2010 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties, delays in, unanticipated costs or our inability to execute our business strategy, such as (a) difficulties, delays in or our inability to build our strong brands, such as due to the reasons in clause (v)(a) below; and (b) difficulties, delays in or our inability to further develop our organizational capability globally; (ii) difficulties, delays in, unanticipated costs or our inability to enhance our marketplace competitiveness, such as due to less than expected levels of advertising investment or unanticipated circumstances or results affecting our financial performance, including, among other things, decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; changes in consumer preferences, such as reduced consumer demand for the Company’s existing or new products; changes in consumer purchasing habits, including with respect to shopping channels; lower than expected retail customer acceptance or consumer acceptance of, or less than anticipated results from, the Company’s existing or new products; higher than expected pension expense and/or cash contributions under our benefit plans and/or benefit payments, advertising, promotional and/or marketing expenses or lower than expected results from our advertising, promotional and/or marketing plans; higher than expected sales returns or decreased sales of our existing or new products; actions by the Company’s customers, such as retailer inventory management and greater than anticipated retailer space reconfigurations or reductions in retail space and/or product discontinuances or a greater than expected impact from retailer pricing or promotional strategies; and changes in the competitive environment and actions by the Company’s competitors, including business combinations, technological breakthroughs, new products offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors; (iii) difficulties, delays in, unanticipated costs or the Company's inability to launch innovative high quality consumer preferred products to the global marketplace, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic conditions; greater than expected volatility in the retail sales environment; and/or more than anticipated returns for such products; (iv) difficulties, delays in, unanticipated costs or the Company's inability to continue to manage our resources carefully with a focus on the long-term, profitable growth of our brands, such as due to the reasons set forth in clauses (ii) and (iii) immediately above or clause (v) below; and/or (v) difficulties, delays in, unanticipated costs or our inability to continue to execute our business strategy, such as due to (a) difficulties, delays in or our inability to build our strong brands, such as due to less than effective product development, less than expected acceptance of our new or existing products by consumers and/or retail customers, less than expected acceptance of our advertising, promotional and/or marketing plans by our consumers and/or retail customers, less than expected investment in advertising, promotional and/or marketing activities or greater than expected competitive investment, less than expected acceptance of our brand communication by consumers and/or retail partners, less than expected levels of advertising, promotional and/or marketing activities for our new product launches and/or less than expected levels of execution with our retail partners or higher than expected costs and expenses; (b) difficulties, delays in or our inability to develop our organizational capability; (c) difficulties, delays in, our inability to or unanticipated costs in connection with our plans to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our national and multi-national brands; (d) difficulties, delays in or unanticipated costs in connection with our plans to improve our operating profit and cash flow, such as difficulties, delays in or the inability to take actions intended to improve results in sales returns, cost of goods sold, general and administrative expenses, working capital management and/or sales growth; and/or (e) difficulties, delays in or unanticipated costs in consummating, or our inability to consummate, transactions to improve our capital structure, including higher than expected costs (including interest rates). Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net sales	$327.7	$321.8	$633.2	$625.1
Cost of sales	107.0	120.6	215.7	231.6
Gross profit	220.7	201.2	417.5	393.5
Selling, general and administrative expenses	173.6	156.3	325.0	316.5
Restructuring costs and other, net	(0.2)	18.3	(0.2)	18.8

Operating income	47.3	26.6	92.7	58.2

Other expenses (income):
Interest expense	23.0	24.0	44.3	48.1
Interest expense - preferred stock dividends	1.6	-	3.2	-
Interest income	-	(0.2)	(0.2)	(0.4)
Amortization of debt issuance costs	1.3	1.4	3.0	2.8
(Gain) loss on early extinguishment of debt, net	-	(0.5)	9.7	(7.5)
Foreign currency losses, net	0.1	2.1	3.9	4.5
Miscellaneous, net	0.5	0.1	0.8	0.3
Other expenses, net	26.5	26.9	64.7	47.8

Income (loss) from continuing operations before income taxes	20.8	(0.3)	28.0	10.4
Provision for (benefit from) income taxes	4.8	(0.2)	9.8	(2.2)
Income (loss) from continuing operations, net of taxes	16.0	(0.1)	18.2	12.6
Income from discontinued operations, net of taxes	0.4	0.3	0.4	0.3

Net income	$16.4	$0.2	$18.6	$12.9

Basic income (loss) per common share:
Continuing operations	0.31	(0.00)	0.35	0.24
Discontinued operations	0.01	0.01	0.01	0.01
Net income	$0.32	$0.00	$0.36	$0.25

Diluted income (loss) per common share:
Continuing operations	0.31	(0.00)	0.35	0.24
Discontinued operations	0.01	0.01	0.01	0.01
Net income	$0.31	$0.00	$0.36	$0.25

Weighted average number of common shares outstanding:
Basic	51,894,593	51,526,101	51,883,608	51,524,278
Diluted	52,314,596	51,526,101	52,300,736	51,533,896

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2010	2009
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$38.6	$54.5
Trade receivables, net	172.1	181.7
Inventories	122.4	119.2
Prepaid expenses and other	52.7	48.2
Total current assets	385.8	403.6
Property, plant and equipment, net	108.6	111.7
Other assets	99.4	96.3
Goodwill, net	182.5	182.6
Total assets	$776.3	$794.2

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$5.7	$0.3
Current portion of long-term debt	8.0	13.6
Accounts payable	88.7	82.4
Accrued expenses and other	206.5	213.0
Total current liabilities	308.9	309.3
Long-term debt	1,103.3	1,127.8
Long-term debt - affiliates	58.4	58.4
Redeemable preferred stock	48.1	48.0
Long-term pension and other post-retirement plan liabilities	205.3	216.3
Other long-term liabilities	64.1	68.0
Total stockholders' deficiency	(1,011.8)	(1,033.6)
Total liabilities and stockholders' deficiency	$776.3	$794.2

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Six Months Ended
	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net income	$18.6	$12.9
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(0.4)	(0.3)
Depreciation and amortization	28.1	30.5
Amortization of debt discount	1.0	0.4
Stock compensation amortization	2.0	3.4
Loss (gain) on early extinguishment of debt, net	9.7	(7.5)
Amortization of debt issuance costs	3.0	2.8
Loss (gain) on sale of certain assets	-	(1.6)
Pension and other post-retirement expense	4.7	13.9
Change in assets and liabilities:
Increase in trade receivables	(1.1)	(8.8)
(Increase) decrease in inventories	(5.2)	12.3
Increase in prepaid expenses and other current assets	(10.4)	(3.6)
Increase in accounts payable	16.1	5.8
Increase (decrease) in accrued expenses and other current liabilities	8.0	(8.2)
Pension and other post-retirement plan contributions	(11.8)	(10.4)
Purchase of permanent displays	(17.7)	(20.2)
Other, net	(4.1)	(3.4)
Net cash provided by operating activities	40.5	18.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7.6)	(5.8)
Proceeds from the sale of certain assets	0.2	2.3
Net cash used in investing activities	(7.4)	(3.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(0.3)	(0.3)
Borrowings under the 2006 Revolving Credit Facility, net	-	1.5
Repayments under the 2006 Term Loan Facility	(815.0)	(18.7)
Borrowings under the 2010 Term Loan Facility, net	784.0	-
Repayment of long-term debt	-	(22.9)
Payment of financing costs	(17.1)	(0.4)
Net cash used in financing activities	(48.4)	(40.8)

CASH FLOWS FROM DISCONTINUED OPERATIONS ACTIVITIES:
Net cash used in discontinued operating activities	-	(0.2)
Net cash used in discontinued operations	-	(0.2)

Effect of exchange rate changes on cash and cash equivalents	(0.6)	0.9
Net decrease in cash and cash equivalents	(15.9)	(25.6)
Cash and cash equivalents at beginning of period	54.5	52.8
Cash and cash equivalents at end of period	$38.6	$27.2

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$35.4	$51.1
Preferred stock dividends	$3.1	$-
Income taxes, net of refunds	$9.6	$7.8

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$2.4	$0.6

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2010	2009
	(Unaudited)
Reconciliation to net income:

Net income	$16.4	$0.2
Income from discontinued operations, net of taxes	0.4	0.3
Income (loss) from continuing operations, net of taxes	16.0	(0.1)

Interest expense, net	24.6	23.8
Amortization of debt issuance costs	1.3	1.4
Gain on early extinguishment of debt, net	-	(0.5)
Foreign currency losses, net	0.1	2.1
Miscellaneous, net	0.5	0.1
Provision for (benefit from) income taxes	4.8	(0.2)
Depreciation and amortization	14.4	16.4

Adjusted EBITDA	$61.7	$43.0

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)
Reconciliation to net income:

Net income	$18.6	$12.9
Income from discontinued operations, net of taxes	0.4	0.3
Income from continuing operations, net of taxes	18.2	12.6

Interest expense, net	47.3	47.7
Amortization of debt issuance costs	3.0	2.8
Loss (gain) on early extinguishment of debt, net	9.7	(7.5)
Foreign currency losses, net	3.9	4.5
Miscellaneous, net	0.8	0.3
Provision for (benefit from) income taxes	9.8	(2.2)
Depreciation and amortization	30.1	33.9

Adjusted EBITDA	$122.8	$92.1

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2010	2009
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$9.3	$0.7

Less capital expenditures	(4.3)	(3.7)
Plus proceeds from the sale of certain assets	0.1	-

Free cash flow	$5.1	$(3.0)

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$40.5	$18.0

Less capital expenditures	(7.6)	(5.8)
Plus proceeds from the sale of certain assets	0.2	2.3

Free cash flow	$33.1	$14.5

REVLON, INC. AND SUBSIDIARIES
UNAUDITED GEOGRAPHIC NET SALES DETAIL
(dollars in millions)

Effective for periods beginning January 1, 2010, the Company is reporting
Canada separately (previously Canada was included in the Europe region) and is reporting South Africa as part of the Europe, Middle East and Africa region
(previously South Africa was included in the Asia Pacific region). As a result, the following prior year amounts have been reclassified to conform to this presentation.

	Three Months Ended
	March 31,
	2009	2008

United States	$191.0	$177.2
Asia Pacific	41.6	46.2
Europe, Middle East, and Africa	38.3	49.4
Latin America	19.5	21.3
Canada	12.9	17.6
Total Net Sales	$303.3	$311.7

	Three Months Ended
	June 30,
	2009	2008

United States	$186.2	$216.4
Asia Pacific	45.5	48.1
Europe, Middle East, and Africa	45.6	53.7
Latin America	27.2	26.3
Canada	17.3	22.0
Total Net Sales	$321.8	$366.5

	Three Months Ended
	September 30,
	2009	2008

United States	$183.7	$189.4
Asia Pacific	51.7	50.7
Europe, Middle East, and Africa	44.6	50.9
Latin America	29.0	24.8
Canada	17.2	18.6
Total Net Sales	$326.2	$334.4

	Three Months Ended
	December 31,
	2009	2008

United States	$187.0	$199.6
Asia Pacific	50.3	45.1
Europe, Middle East, and Africa	55.3	46.2
Latin America	33.2	26.0
Canada	18.8	17.3
Total Net Sales	$344.6	$334.2

	Year Ended
	December 31,
	2009	2008

United States	$747.9	$782.6
Asia Pacific	189.1	190.1
Europe, Middle East, and Africa	183.8	200.2
Latin America	108.9	98.4
Canada	66.2	75.5
Total Net Sales	$1,295.9	$1,346.8

CONTACT:
Revlon, Inc.
Investor Relations & Media Contact:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations